Exhibit 10.1

Terra Nitrogen GP Inc.
Non-Employee Director Phantom Unit and Deferred Compensation Plan
(Amended and Restated as of April 28, 2015)
1.    Purpose of this Plan.
The purpose of this Terra Nitrogen GP Inc. (“TNGP”) Non-Employee Director Phantom Unit and Deferred Compensation Plan (the “Plan”) is to attract and retain qualified Non-Employee Directors to serve on the Board, to align the interests of the Non-Employee Directors with those of the common unit holders of Terra Nitrogen Company, L.P. (“TNCLP”), and to provide Non-Employee Directors with an opportunity to satisfy the TNGP unit ownership guidelines by deferring the receipt of certain compensation earned as a director. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan is intended to comply with all applicable laws, including Section 409A of the Code, and related Treasury guidance and regulations, and shall be operated and interpreted in accordance with this intention.
2.    Definitions.
“Account” means an unfunded deferred compensation account established for a Participant.
“Board” means the board of directors of TNGP or any successor thereto.
“Change in Control” means a change in ownership or effective control of TNCLP or a change in the ownership of a substantial portion of the assets of TNCLP, each as defined in accordance with Section 409A.
“Closing Price” means, as of any date, (i) the closing sales price per Common Unit (A) as reported on the New York Stock Exchange - Composite Transactions for such date or (B) if the Common Units are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Common Units or (ii) in the event there shall be no public market for the Common Units on such date, the fair market value per Common Unit as determined in good faith by the Board.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” means common units representing limited partner interests of Terra Nitrogen Company, L.P.
“Deferred Phantom Unit” means a Phantom Unit that has been deferred under this Plan.
“Director” means an individual who is a member of the Board.
“Distribution Closing Price” means, (i) for a Distribution Date that is based on a Participant’s Separation from Service, the average of the Closing Price for the 20 trading days immediately preceding such Participant’s Separation from Service and, (ii) for a Distribution Date that is based on a Change in Control, the Closing Price on the date of the consummation of the transaction, provided that if Common Units are surrendered in the Change in Control transaction for the right to receive a cash payment, the Distribution Closing Price shall be an amount in cash equal to the value per Common Unit received in the transaction by holders of Common Units.

Exhibit 10.1

“Distribution Date” means the earlier of (i) a Participant’s Separation from Service and (ii) a Change in Control of TNCLP.
“Effective Date” means the date on which the Board adopts the Plan, or such later date as is designated by the Board.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Grant Date” means the date of the resolution of the Board, or otherwise determined by the Board, granting Phantom Units to a Participant.
“Non-Employee Director” means an individual who is a Director and who does not receive compensation for services as an employee of TNGP or any of its affiliates.
“Participant” means a Non-Employee Director who holds Phantom Units or elects to defer payment with respect to Phantom Units pursuant to the Plan.
“Phantom Unit” means an award that entitles the holder to a cash payment equal to the value of a TNCLP common unit.
“Section 409A” means Section 409A of the Code and the related Treasury guidance and regulations.
“Section 457A” means Section 457A of the Code and the related Treasury guidance and regulations.
“Removal for Cause” means a Participant’s Separation from Service as a Non-Employee Director to TNGP or any success thereto following such Participant’s (i) willful and continued failure to substantially perform the Participant’s duties as Non-Employee Director (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in or not opposed to the best interest of the Company
“Separation from Service” means a termination of a Participant’s services as a Non-Employee Director to TNGP or any successor thereto for any reason, whether voluntary or involuntary, including by reason of a Participant’s death, provided that any such termination of service must constitute a “separation from service” within the meaning of Section 409A.
“Vesting Date” means the earlier of (i) a Participant’s Separation from Service that is other than a Removal for Cause or (ii) the one-year anniversary of the Grant Date, or such other date as specified by the Board.
3.    Effective Date; Eligibility.
This Plan shall become effective as of the Effective Date. All Non-Employee Directors shall be eligible to receive Phantom Units and participate in the Plan.

Exhibit 10.1

4.    Grants of Phantom Units; Terms and Conditions of Phantom Units.
(a)    The Board may grant Phantom Units to a Non-Employee Director pursuant to a resolution it adopts that sets forth (i) the number of Phantom Units awarded to such Non-Employee Director (by formula or otherwise) and (ii) the Vesting Date of such Phantom Units.
(b)    In the event of a cash distribution to holders of Common Units the record date for which is during the period beginning on the Grant Date and ending on the Vesting Date, each Participant who holds Phantom Units shall be entitled to receive an additional number of Phantom Units equal to (A) the number of Phantom Units that he or she holds as of the date on which such distribution is paid to holders of Common Units (the “Payment Date”) divided by the Closing Price per Common Unit on the Payment Date multiplied by (B) the value per Common Unit of the cash distribution. Each additional Phantom Unit that a Participant receives pursuant to this Section 4(b) shall be subject to all terms and conditions set forth in this Plan, including the right to receive additional Phantom Units with respect thereto, as provided in this Section 4(b).
(c)    Subject to Section 4(e), on the Vesting Date, for each Phantom Unit that a Participant holds that is not otherwise deferred pursuant to Section 5, he or she will be entitled to receive a lump-sum cash payment equal to the average Closing Price per Common Unit for the 20-trading-day period that immediately precedes the Vesting Date. The cash payment described in this Section 4(c) shall be paid to such Participant within 45 days following the Vesting Date.
(d)    Subject to Section 4(e), in the event of a Change in Control prior to the Vesting Date, for each Phantom Unit that is held by a Participant, such Participant will be entitled to receive a lump-sum cash payment, not later than the 10th day following the consummation of the Change in Control, equal to the Closing Price on the date the Change in Control is consummated, provided that if Common Units are surrendered in the Change in Control transaction for the right to receive a cash payment, such Participant shall instead be entitled to receive an amount in cash equal to the value per Common Unit received in the transaction by holders of Common Units.
(e)    If the date of a Participant’s Separation from Service that is a Removal for Cause is prior to the earlier of (i) the Vesting Date and (ii) the date of a Change in Control, the Phantom Units shall be forfeited.
5.    Election of Deferral.
(a)    On or before December 31 of any year in which the Plan is in effect, each Non-Employee Director shall be entitled to make an irrevocable election to defer receipt of payment with respect to all or a specified portion of the Phantom Units that may be awarded to such director during the following year. Such election shall be made by delivering written notice to TNGP, in accordance with Section 13(e), setting forth the Participant’s irrevocable election as to the percentage of the Phantom Units that may be awarded to such Participant during the following year to be deferred and credited to the Participant’s Account. Any election to defer receipt of payment with respect to Phantom Units must be with respect to at least 25%, and may be up to 100%, of the total number of Phantom Units that may be awarded during the applicable year. Any such election shall become irrevocable as of December 31 of the year of election. The election set forth in such notice shall be given effect only for the year to which the election relates.
(b)    A newly elected Non-Employee Director may elect to defer receipt of payment with respect to all or a portion of Phantom Units that may be awarded to such director during the remainder of

Exhibit 10.1

the calendar year in which such director joins the Board. Such election shall be made by delivering written notice to TNGP, in accordance with Section 13(e), setting forth the Participant’s irrevocable election as to the percentage of Phantom Units that may be awarded to such Participant during the remainder of the calendar year to be deferred and credited to the Participant’s Account. Any such election shall be made within 30 days following the date of such director’s election to the Board and shall be effective with respect to Phantom Units awarded on and after the first day of the month next following the date on which such election by such director becomes irrevocable and ending on the next following December 31. Any such election shall become irrevocable as of the 30th day following the date of such director’s election to the Board. The election set forth in such notice shall be given effect only for the year to which the election relates.
6.    Deferred Compensation Accounts.
(a)    Deferred Phantom Units shall be credited to a Participant’s Account on the date upon which the Phantom Units subject to the applicable election pursuant to Section 5 would otherwise become payable to the Participant. The number of such Deferred Phantom Units to be credited to a Participant’s Account shall be equal to the product of (i) the total number of Phantom Units that vest and would otherwise become payable on such date (including Phantom Units earned as a result of cash distributions to Common Unit holders) if they had not been deferred and (ii) the percentage of Phantom Units that the Participant elected to defer with respect to the year during which the Phantom Units were awarded.
(b)    In the event of a cash distribution to holders of Common Units the record date for which is during the period beginning on the date the Deferred Phantom Units are credited to a Participant’s Account and ending on the Distribution Date, an additional number of Deferred Phantom Units shall be credited to a Participant’s Account equal to (i) the total number of Deferred Phantom Units credited to the Participant’s Account as of the Payment Date divided by the Closing Price per Common Unit on the Payment Date multiplied by (ii) the value per Common Unit of the cash distribution. Each additional Deferred Phantom Unit that is credited to a Participant’s Account pursuant to this Section 6 shall be subject to all terms and conditions set forth in this Plan, including the right to receive additional Deferred Phantom Units with respect thereto, as provided in this Section 6 and shall be distributed in accordance with Section 7.
7.    Method of Distribution of Deferred Compensation.
(a)    Except as otherwise provided in Section 12(d), no distribution of Deferred Phantom Units may be made except as provided in this Section.
(b)    On a Participant’s Distribution Date, such Participant shall become entitled to payment with respect to all of the Deferred Phantom Units in such Participant’s Account.
(c)    In the event the Distribution Date is based on a Participant’s Separation from Service, for each Deferred Phantom Unit, the Participant shall be entitled to receive a lump-sum cash payment, within 45 days following the Participant’s Separation from Service, equal to the Distribution Closing Price.
(d)    In the event the Distribution Date is based on a Change in Control, for each Deferred Phantom Unit, the Participant shall be entitled to receive a lump-sum cash payment, not later than the 10th day following the consummation of the Change in Control, equal to the Distribution Closing Price.
(e)    A Participant may not elect to change the Distribution Date.

Exhibit 10.1

8.    Participant’s Rights in Account.
A Participant shall not have any interest in the Deferred Phantom Units credited to his or her Account until they are distributed in accordance with this Plan. All amounts deferred under the Plan shall remain the sole property of TNGP, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Participant shall be merely a general creditor of TNGP, and the obligation of TNGP hereunder shall be purely contractual and shall not be funded or secured in any way.
9.    Administration.
This Plan shall be administered by the Board or a committee appointed by the Board to administer, interpret and make determinations under the Plan. The Board shall be authorized to interpret this Plan, to establish, amend and rescind any rules or regulations relating to this Plan and to make any other determinations which it believes necessary or advisable for the administration of this Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems desirable to carry it into effect. Any decision of the Board shall be final, binding and conclusive.
10.    Adjustment in Event of Changes in Capitalization.
In the event of any change in the outstanding Common Units by reason of any unit split, unit dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of units or other similar event, the Board may in its discretion, either equitably adjust the number of Common Units to which outstanding Phantom Units or Deferred Phantom Units relate, in any such manner as may be necessary, in the Board’s discretion, to avoid enhancement or diminution of rights of Participants.
11.    Amendment and Termination.
(a)    The Plan may at any time be amended, modified or terminated by the Board; provided, however, that no distribution of benefits shall occur upon termination of this Plan unless applicable requirements of Section 409A have been met. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to the Phantom Units or the Deferred Phantom Units accrued in his or her Account.
(b)    Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A and Section 457A, the Board reserves the right to (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the Phantom Units and the Deferred Phantom Units deferred under the Plan and/or (ii) take such other actions as the Board determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A or Section 457A. In any case, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant in connection with this Plan (including any taxes and penalties under Section 409A or Section 457A), and neither TNGP nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

Exhibit 10.1

12.    Section 409A.
(a)    It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject the Phantom Units or the Deferred Phantom Units in such Participant’s Account to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any amounts payable to a Participant or for the benefit of a Participant with respect to the Phantom Units or the Deferred Phantom Units in such Participant’s Account may not be reduced by, or offset against, any amount owing by the Participant to TNGP or any of its affiliates.
(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by TNGP from time to time) and (ii) TNGP shall make a good faith determination that an amount payable under this Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then TNGP shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
(d)    If necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s Phantom Units or Deferred Phantom Units, the Board shall have the right to immediately distribute the spouse or former spouse’s interest in the Participant’s Phantom Units or Deferred Phantom Units, as applicable, to such spouse or former spouse, to the extent permitted by Section 409A.
13.    Miscellaneous.
(a)    Common Unit Ownership Guidelines. Deferred Phantom Units will be counted towards the common unit ownership guidelines with respect to the Participant.
(b)    No Right to Nomination. Nothing contained in this Plan shall confer upon any Director the right to be nominated for re-election to the Board.
(c)    Withholding. TNGP shall have the right to deduct from any award under this Plan any federal, state or local income or other taxes required by law to be withheld with respect to such award, as it may deem necessary or appropriate, in its sole discretion.
(d)    Governing Law. This Plan shall be governed by and construed in accordance with the laws of Delaware, without regard to conflicts of laws principles.
(e)    Notices. All communications to TNGP shall be sent to the following address:
Terra Nitrogen GP Inc.
4 Parkway North, Suite 400
Deerfield, Illinois
Attn: General Counsel

Exhibit 10.1

All communications to a Participant shall be sent to the last known address of the Participant.